Exhibit 99.1

For additional information, contact:
E.L. Spencer, Jr.
President, CEO and
Chairman of the Board
(334) 821-9200

Press Release – January 28, 2015

Auburn National Bancorporation, Inc. Reports

Record Full Year Net Earnings of $7.4 million, or $2.04 per share;

Fourth Quarter Net Earnings of $1.9 million, or $0.52 per share

Full Year 2014 Results – Compared to Full Year 2013:

—	Net earnings increased 5%

—	Improved profitability – return on average assets of 0.97%, compared to 0.94% in 2013

—	Loan growth – increase of $19.6 million, or 5%, compared to December 31, 2013

—	NPAs declined by 80%; NPAs to total assets of 0.21% at December 31, 2014, compared to 1.08% in 2013

—	Strong capital position – Tier 1 common equity to total assets of 9.29%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of $1.9 million, or $0.52 per share, for the fourth quarter of 2014, compared to $1.7 million, or $0.47 per share, for the fourth quarter of 2013. For the full year 2014, the Company reported record net earnings of $7.4 million, or $2.04 per share, compared to $7.1 million, or $1.95 per share, for the full year 2013.

Fourth quarter 2014 operating net earnings, which exclude the effects of non-operating items such as net securities gains and losses, gain on sale of premises and equipment, and prepayment penalties on long-term debt, were approximately $1.9 million, or $0.52 per share, compared to fourth quarter 2013 operating net earnings of approximately $1.7 million, or $0.47 per share. For the full year 2014, operating net earnings were $7.8 million, or $2.14 per share, compared to $8.0 million, or $2.19 per share, for the full year 2013.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “We are pleased to report record earnings for the full year 2014. Our full year and fourth quarter results reflect improved asset quality, as net charge-offs declined and we successfully resolved a significant portion of our nonperforming assets. In addition to maintaining a strong capital position, the Company paid cash dividends of $0.86 per share during 2014.”

Net interest income (tax-equivalent) was $5.8 million for the fourth quarter of 2014, an increase of 3% compared to the fourth quarter of 2013. This increase reflects management’s efforts to increase earnings by shifting the Company’s asset mix through loan growth, focusing on deposit pricing, and repaying higher-cost wholesale funding. Average loans were $397.9 million in the fourth quarter of 2014, an increase of $18.4 million, or 5%, from the fourth quarter of 2013. Average deposits were $682.8 million in the fourth quarter of 2014, an increase of $29.0 million, or 4%, from the fourth quarter of 2013.

Nonperforming assets were $1.7 million, or 0.21% of total assets, at December 31, 2014, compared to $2.9 million, or 0.37% of total assets, at September 30, 2014. The provision for loan losses was $0.2 million in the fourth quarter of 2014, compared to none in the fourth quarter 2013. Provision for loan loss expense is impacted by the absolute level of loans, loan growth, the credit quality of the loan portfolio, and the amount of net charge-offs.

Total noninterest income was $1.1 million in the fourth quarter of 2014, compared to $2.1 million in the fourth quarter of 2013. The decrease in total noninterest income was primarily due to a $1.0 million gain on sale of premises and equipment realized in the fourth quarter of 2013.

Total noninterest expense was $3.8 million in the fourth quarter of 2014 compared to $5.2 million in fourth quarter of 2013. The decrease was primarily due to $1.0 million of prepayment penalties incurred on long-term debt during the fourth quarter of 2013 and a decrease of $0.7 million in net expenses related to other real estate owned (OREO). In the fourth quarter of 2014, the Company realized net gains of $0.2 million from the sale of OREO, compared to $0.5 million of net losses from the sale or write-down of OREO in the fourth quarter of 2013. These decreases in noninterest expense were offset by a combined increase in net occupancy and equipment, professional fees, and other noninterest expense of $0.4 million.

Income tax expense was approximately $0.7 million for the fourth quarter of 2014, compared to $0.5 million for the fourth quarter of 2013. The Company’s effective tax rate for the fourth quarter of 2014 was 27.94%, compared to 22.46% in the fourth quarter of 2013. This increase was primarily attributable to an increase in earnings before income taxes of 18% and a decrease in tax exempt interest income on municipal securities. As earnings before income taxes increases, the impact of tax preference items, such as tax exempt interest income, on the Company’s effective tax rate is reduced.

The Company paid cash dividends of $0.215 per share in the fourth quarter of 2014. At December 31, 2014, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $789 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Valley, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Kroger and Wal-Mart SuperCenter stores in both Auburn and Opelika. The Bank also operates a commercial loan production office in Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, other real estate owned, loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2013 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin, including the presentation of total revenue and the calculation of the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information regarding the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes these non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with these measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reports Full Year and Fourth Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended December 31,	Years ended December 31,
(Dollars in thousands, except per share amounts)	2014	2013	2014	2013

Results of Operations
Net interest income (a)	$5,813	$5,621	$22,741	$22,362
Less: tax-equivalent adjustment	331	342	1,288	1,440
Net interest income (GAAP)	5,482	5,279	21,453	20,922
Noninterest income	1,079	2,140	3,933	7,298
Total revenue	6,561	7,419	25,386	28,220
Provision for loan losses	150	—	50	400
Noninterest expense	3,780	5,188	15,104	18,412
Income tax expense	735	501	2,784	2,290
Net earnings	$1,896	$1,730	$7,448	$7,118

Per share data:
Basic and diluted net earnings:
GAAP	$0.52	$0.47	$2.04	$1.95
Operating (b)	0.52	0.47	2.14	2.19
Cash dividends declared	$0.215	$0.21	$0.86	$0.84
Weighted average shares outstanding:
Basic and diluted	3,643,328	3,643,110	3,643,278	3,643,003
Shares outstanding, at period end	3,643,328	3,643,118	3,643,328	3,643,118
Book value	$20.80	$17.70	$20.80	$17.70
Common stock price:
High	$24.64	$25.75	$25.80	$25.75
Low	22.10	23.93	22.10	20.80
Period-end:	23.64	25.00	23.64	25.00
To earnings ratio	11.59	x	12.89	x	11.59	x	12.89	x
To book value	114%	141%	114%	141%
Performance ratios:
Return on average equity (annualized):
GAAP	10.21%	10.33%	10.53%	10.33%
Operating (b)	10.21%	10.43%	11.00%	11.57%
Return on average assets (annualized):
GAAP	0.98%	0.92%	0.97%	0.94%
Operating (b)	0.98%	0.93%	1.01%	1.05%
Dividend payout ratio	41.35%	44.68%	42.16%	43.08%
Other financial data:
Net interest margin (a)	3.14%	3.20%	3.15%	3.16%
Effective income tax rate	27.94%	22.46%	27.21%	24.34%
Efficiency ratio (c)	54.85%	61.62%	55.52%	54.96%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$1,117	$4,261	$1,117	$4,261
Other real estate owned	534	3,884	534	3,884
Total nonperforming assets	$1,651	$8,145	$1,651	$8,145

Net charge-offs	$68	$678	$482	$1,855
Allowance for loan losses as a % of:
Loans	1.20%	1.37%	1.20%	1.37%
Nonperforming loans	433%	124%	433%	124%
Nonperforming assets as a % of:
Loans and other real estate owned	0.41%	2.10%	0.41%	2.10%
Total assets	0.21%	1.08%	0.21%	1.08%
Nonperforming loans as a % of total loans	0.28%	1.11%	0.28%	1.11%
Net charge-offs (annualized) as a % of average loans	0.07%	0.71%	0.12%	0.48%
Selected average balances:
Securities	$265,616	$260,091	$270,526	$263,647
Loans, net of unearned income	397,875	379,450	385,962	387,130
Total assets	777,548	748,894	770,972	759,770
Total deposits	682,812	653,825	681,127	652,995
Long-term debt	12,217	21,347	12,217	31,518
Total stockholders’ equity	74,307	67,015	70,714	68,918
Selected period end balances:
Securities	$267,603	$271,219	$267,603	$271,219
Loans, net of unearned income	402,954	383,339	402,954	383,339
Allowance for loan losses	4,836	5,268	4,836	5,268
Total assets	789,231	751,343	789,231	751,343
Total deposits	693,390	668,844	693,390	668,844
Long-term debt	12,217	12,217	12,217	12,217
Total stockholders’ equity	75,799	64,485	75,799	64,485

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(b) Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”

(c) Efficiency ratio is the result of operating noninterest expense divided by the sum of operating noninterest income and tax-equivalent net interest income.

Reports Full Year and Fourth Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Years ended December 31,
(Dollars in thousands, except per share amounts)	2014	2013	2014	2013

Net earnings, as reported (GAAP)	$1,896	$1,730	$7,448	$7,118
Non-operating items (net of 37% statutory tax rate):
Securities losses (gains), net	—	18	334	(410)
Gain on sale of premises and equipment	—	(641)	—	(641)
Prepayment penalties on long-term debt	—	640	—	1,909

Operating net earnings	$1,896	$1,747	$7,782	$7,976

Basic and diluted earnings per share, as reported (GAAP)	$0.52	$0.47	$2.04	$1.95
Non-operating items (net of 37% statutory tax rate):
Securities losses (gains), net	—	—	0.10	(0.11)
Gain on sale of premises and equipment	—	(0.18)	—	(0.18)
Prepayment penalties on long-term debt	—	0.18	—	0.53

Operating net earnings per share	$0.52	$0.47	$2.14	$2.19

Net interest income, as reported (GAAP)	$5,482	$5,279	$21,453	$20,922
Tax-equivalent adjustment	331	342	1,288	1,440

Net interest income (tax-equivalent)	$5,813	$5,621	$22,741	$22,362

Noninterest income, as reported (GAAP)	$1,079	$2,140	$3,933	$7,298
Non-operating items:
Securities losses (gains), net	—	28	530	(651)
Gain on sale of premises and equipment	—	(1,018)	—	(1,018)

Operating noninterest income	$1,079	$1,150	$4,463	$5,629

Total Revenue, as reported (GAAP)	$6,561	$7,419	$25,386	$28,220
Tax-equivalent adjustment	331	342	1,288	1,440
Non-operating items:
Securities losses (gains), net	—	28	530	(651)
Gain on sale of premises and equipment	—	(1,018)	—	(1,018)

Total Operating Revenue (tax-equivalent)	$6,892	$6,771	$27,204	$27,991

Noninterest expense, as reported (GAAP)	$3,780	$5,188	$15,104	$18,412
Non-operating items:
Prepayment penalties on long-term debt	—	(1,016)	—	(3,028)

Operating noninterest expense	$3,780	$4,172	$15,104	$15,384

Total stockholders’ equity (GAAP)	$75,799	$64,485	$75,799	$64,485
Unrealized losses (gains) on available for sale securities, net of tax	(2,443)	4,552	(2,443)	4,552

Tier 1 Common Equity (1)	$73,356	$69,037	$73,356	$69,037

(1) December 31, 2014 is preliminary.